BONUS AGREEMENT

        THIS BONUS AGREEMENT is made as of the 28th day of August, 2006 by and between HENNESSY ADVISORS, INC., a California corporation (the “Company”), and DANIEL B. STEADMAN, Executive Vice President of the Company (“Executive”).

Background

        Executive is a key contributor to the Company’s continued financial success. In consideration of Executive’s continued employment with the Company, the Company wishes to provide Executive with bonus compensation in the event of a change of control of the Company. Accordingly, the parties agree as follows:

        1.    Bonus on Change of Control. In the event of a Change of Control, provided that Executive remains continuously employed by the Company through the date of the Change of Control, the Company shall pay Executive within 15 days after the Change of Control a one-time cash bonus equal to the least of:

(a) $500,000;

(b) The sum of the following:

           (i)        100% of the total base salary (before deductions for withholding taxes or reductions for pre-tax contributions or deferrals to any Company benefit plan) paid by the Company to Executive during the most recent fiscal year ended prior to the Change of Control;

(ii) 100% of the Prior Year’s Bonus;

           (iii)        An amount equal to the Pro Rata Portion of the Prior Year’s Bonus, provided that at least such amount has been accrued by the Company as bonus compensation for Executive (without regard to this Agreement) for the fiscal year during which the Change of Control occurs; or

(c) The amount specified in Section 2.

        2.     Section 280G Limitation. If the bonus to be paid pursuant to Section 1, together with any other payments or benefits received or to be received by Executive from the Company or any successor thereto in the Change of Control transaction (whether payable upon termination of employment or otherwise and whether payable pursuant to the terms hereof or any other plan, agreement or arrangement with the Company or any successor thereto in the Change of Control transaction) (such payments in the aggregate “Total Benefits”), would constitute an “excess parachute payment” under Section 280G of the Code, then the amount that would be payable to Executive under Section 1 shall be reduced such that the Total Benefits will be One Dollar ($1.00) less than the maximum amount Executive may receive without becoming subject to the tax imposed by Section 4999 of the Code.

        3.     Definitions. The following definitions shall apply for purposes of this Bonus Agreement:

(a) “Affiliate” means any person controlling, controlled by or under common control with the person in question.

(b) “Beneficial Ownership” has the meaning set forth in Rule 13d-3 promulgated under the Exchange Act. Beneficial Owner and Beneficially Owned have correlative meanings.

(c) “Board” means the Board of Directors of the Company.

(d) “Change of Control” means the occurrence of any one or more of the following events:

(i) an acquisition, in any one transaction or series of transactions, after which any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act), has Beneficial Ownership of 50% or more of either the then outstanding shares of Company common stock or the combined voting power of the then outstanding voting securities of the Company, but excluding, for this purpose, any such acquisition (A) by the Company or any employee benefit plan (or related trust) of the Company, (B) by Neil J. Hennessy or any Affiliate thereof, or (C) by any corporation with respect to which, following such acquisition, all of the then outstanding shares of common stock and voting securities of such corporation are then Beneficially Owned, directly or indirectly, in substantially the same proportions, by the Beneficial Owners of the common stock and voting securities of the Company immediately prior to such acquisition;

(ii) 50% or more of the members of the Board (A) are not Continuing Directors, or (B) whether or not they are Continuing Directors, are nominated by or elected by the same Beneficial Owner or are elected or appointed in connection with an acquisition by the Company (whether through purchase, merger or otherwise) of all or substantially all of the operating assets or capital stock of another entity; or

(iii) the (A) consummation of a reorganization, merger, share exchange, consolidation or similar transaction, in each case, with respect to which the individuals and entities who were the respective beneficial owners of the common stock and voting securities of the Company immediately prior to such transaction do not, following such transaction, beneficially own, directly or indirectly, more than 50% of, respectively, the then outstanding shares of common stock and voting securities of the corporation resulting from such reorganization, merger or consolidation, (B) consummation of the sale or other disposition of all or substantially all of the assets of the Company or (C) approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.

(e) “Code” means the Internal Revenue Code of 1986, as amended.

(f) “Continuing Director” means any member of the Board who was a member of the Board on August 1, 2006, and any successor of a Continuing Director who is recommended to succeed a Continuing Director (or whose election or nomination for election is approved) by at least a majority of the Continuing Directors then on the Board.

(g) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(h) “Prior Year’s Bonus” means the cash bonus (before deductions for withholding taxes or reductions for pre-tax contributions or deferrals to any Company benefit plan) paid by the Company based on Executive’s performance for the most recent fiscal year ended prior to the Change of Control.

(i) “Pro Rata Portion” means the portion determined by dividing (x) the number of days elapsed from the beginning of the fiscal year during which the Change of Control occurs until and including the date of the Change of Control by (y) 365.

        4.     Withholding. The Company shall withhold from all payments to Executive hereunder all amounts required to be withheld under applicable local, state or federal income tax and payroll laws.

        5.     Miscellaneous. This Agreement shall be construed and enforced in accordance with the laws of the State of California (exclusive of conflict of law principles). In the event that any provision of this Agreement shall be invalid, illegal or unenforceable, the remainder shall not be affected thereby. This Agreement shall be binding upon and inure to the benefit of Executive and Executive’s heirs and personal representatives and the Company and its successors, assigns and legal representatives. Headings herein are inserted for convenience and shall not affect the interpretation of any provision of this Agreement. References to sections of the Exchange Act or the Code, or rules or regulations related thereto, shall be deemed to refer to any successor provisions, as applicable. The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation, or otherwise) to expressly assume and agree to perform under this Agreement in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place. This Agreement may not be terminated, amended, or modified except by a written agreement executed by the parties hereto or their respective successors and legal representatives.

[Signature page follows]

HENNESSY ADVISORS, INC.
By: /s/ Neil J. Hennessy
Name: Neil J. Hennessy
Title: President, CEO and Chairman of the Board
/s/ Daniel B. Steadman
Daniel B. Steadman

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